Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial
 Condition and Results of Operations

For the Years Ended December 31, 2010, 2009 and 2008

Management's Discussion and Analysis of Financial Condition and Results of Operations

This Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2010 is separately furnished by Rainbow National Services LLC and its subsidiaries ("RNS" and collectively with its subsidiaries, the "Company", "we", "us" or "our").

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management's Discussion and Analysis of Financial Condition and Results of Operations there are statements concerning our future operating and future financial performance.  Words such as "expects", "anticipates", "believes", "estimates", "may", "will", "should", "could", "potential", "continue", "intends", "plans" and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•	the level of our revenues;

•	demand for advertising inventory;

•	the cost of programming;

•	changes in the laws or regulations under which we operate;

•	the outcome of litigation and other proceedings, including the matters described in the notes to our consolidated financial statements;

•	general economic conditions in the areas in which we operate;

•	the state of the market for debt securities and bank loans;

•	our ability to obtain or produce content for our programming businesses;

•	the level of our capital expenditures;

•	the level of our expenses;

•	future acquisitions and dispositions of assets;

•
the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•	market demand for new programming services;

•	whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•	other risks and uncertainties inherent in our programming businesses;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and subscriber data, included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer's inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliation payments from operators.  These revenues are generally on a per subscriber basis under multi-year contracts, commonly referred to as “affiliation agreements”. The specific affiliation fee revenues we earn vary from period to period, operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers”.  The terms of certain affiliation agreements provide that the affiliation fee revenues we earn are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by a rating  service.

We seek to grow our revenues by increasing the number of viewing subscribers of the operators that carry our services.  We refer to this as our "penetration."  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC.  WE tv and IFC, although carried by all of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to digital tiers of service that include those networks. Our revenues may also increase over time through contractual rate increases stipulated in most of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers and/or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators' efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by a rating service.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The following individual customers accounted for the following percentages of the Company’s net revenues for the years ended December 31,:

	2010	2009	2008

Customer A	11%	12%	13%
Customer B	11%	11%	11%
Customer C	11%	12%	13%

The following individual customers accounted for the following percentages of net trade receivable balances at December 31,:

	2010	2009
Customer A	8%	9%
Customer B	9%	11%
Customer C	8%	9%

As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its operations into one reportable segment.  The previous reportable segments, AMC Networks (which comprises AMC and WE tv) and IFC, no longer qualify to be presented as two separate reportable segments as those operations are now included in one operating segment as the Company’s Chief Operating Decision Maker reviews the operating results of these businesses on a combined basis as of December 2010.

Critical Accounting Policies

In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available.  These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.  The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

Impairment of Long-Lived and Indefinite-Lived Assets:

The Company’s long-lived and indefinite-lived assets at December 31, 2010 include goodwill of $51,309, other intangible assets of $120,231, property and equipment, net of $18,034 and long-term program rights of $581,107.  Such assets accounted for approximately 57% of the Company’s consolidated total assets.  Goodwill is tested annually for impairment during the first quarter (“annual impairment test date”) and upon the occurrence of certain events or substantive changes in circumstances.

In accordance with Accounting Standards Codification (“ASC”) Topic 350-10, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.  For the purpose of evaluating goodwill impairment at the annual impairment test date, the Company had three reporting units.  These reporting units are AMC, WE tv and IFC.    Goodwill amounts at December 31, 2010 for AMC, WE tv and IFC are $32,513, $5,214 and $13,582, respectively.

For other long-lived assets, including intangible assets that are amortized, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.

In assessing the recoverability of the Company's goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge.  Fair value estimates are made at a specific point in time, based on relevant information.  These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.  Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for the projected number of subscribers and the projected average rates per basic and viewing subscribers and growth in fixed price contractual arrangements used to determine affiliation fee revenues, access to program rights and the cost of such program rights, amount of programming time that is advertiser supported, number of advertising spots available and the sell through rates for those spots, average fee per advertising spot, and operating margins, among other assumptions. If these estimates or material related assumptions change in the future, we may be required to record impairment charges related to our long-lived assets.

Based on the Company’s annual impairment test during the first quarter of 2010, the Company’s reporting units had significant safety margins, representing the excess of the estimated fair value of each reporting unit less its respective carrying value (including goodwill allocated to each respective reporting unit).  In order to evaluate the sensitivity of the estimated fair value calculations of the Company's reporting units on the annual impairment calculation for goodwill, the Company applied a hypothetical 30% decrease to the estimated fair values of each reporting unit.  This hypothetical decrease would have no impact on the goodwill impairment analysis for any of the Company's reporting units.

Useful Lives of Finite-Lived Intangible Assets

The Company has recognized intangible assets for affiliation agreements and affiliate relationships, advertiser relationships and other intangible assets as a result of purchase accounting.  The Company has determined that such intangible assets have finite lives.  The estimated useful lives and net carrying values of these intangible assets at December 31, 2010 are as follows:

	Net Carrying Value at December 31, 2010	Estimated Useful Lives

Affiliation agreements and affiliate relationships	$100,813	10 years
Advertiser relationships	$19,040	5 to 10 years
Other intangible assets	$378	4 to 10 years

The useful lives for the affiliation agreements and affiliate relationships were determined based upon an analysis of the weighted average remaining terms of existing agreements the Company had in place with its major customers at the time that purchase accounting was applied, plus an estimate for renewals of such agreements. The Company has been successful in renewing its major affiliation agreements and maintaining customer relationships in the past and believes it will be able to renew its major affiliation agreements and maintain those customer relationships in the future. However, it is possible that the Company will not successfully renew such agreements as they expire or that if it does, the net revenue earned may not equal or exceed the net revenue currently being earned, which could have a significant adverse impact on our business. In light of these facts and circumstances, the Company has determined that an estimated useful life of 10 years for affiliation agreements and affiliate relationships is appropriate.

There have been periods when an existing affiliation agreement has expired and the parties have not finalized negotiations of either a renewal of that agreement or a new agreement for certain periods of time. In substantially all these instances, the affiliates continued to carry and pay for the service under oral or written interim agreements until execution of definitive replacement agreements or renewals.

If an affiliate were to cease carrying a service on an other than temporary basis, the Company would record an impairment charge for the then remaining carrying value of that affiliation agreement and affiliate relationship intangible asset.  If the Company were to renew an affiliation agreement at rates that produced materially less net revenue compared to the net revenue produced under the previous agreement, the Company would evaluate the impact on its cash flows and, if necessary, would further evaluate such indication of potential impairment by following the policy described above under "Impairment of Long-Lived and Indefinite-Lived Assets" for the asset group containing that intangible asset. The Company also would evaluate whether the remaining useful life of the affiliation agreement and affiliate relationship remained appropriate. Based on December 31, 2010 carrying values, if the estimated life of all affiliation agreements and affiliate relationships were shortened by 10%, the effect on amortization for the year ending December 31, 2011 would be to increase our annual amortization expense by approximately $4,901.

Program Rights and Related Obligations

Rights to programming, including feature films and episodic series, acquired under license agreements are stated at the lower of amortized costs or net realizable value.  Such licensed rights along with the related obligations are recorded at the contract value when a license agreement is executed, unless there is uncertainty with respect to either cost, acceptability or availability.  If such uncertainty exists, those rights and obligations are recorded at the earlier of when the uncertainty is resolved or when the license period begins.  Costs are amortized to technical and operating expense on a straight-line basis over the respective license periods.

Our owned original programming is primarily produced by independent production companies, with the remainder produced by us.  Owned original programming costs, including estimated participation and residual costs, qualifying for capitalization as program rights are amortized to technical and operating expense over their estimated useful lives, commencing upon the first airing, based on attributable revenue for airings to date as a percentage of total projected attributable revenue.  Projected program usage is based on the historical performance of similar content.  Estimated attributable revenue can change based upon programming market acceptance, levels of affiliation fee revenue and advertising revenue, and program usage.  Accordingly, we periodically review revenue estimates and planned usage and revise our assumptions if necessary which could impact the timing of amortization expenses or result in an impairment charge.

We periodically review the programming usefulness of our licensed and owned original program rights based on a series of factors, including ratings, type and quality of program material, standards and practices, and fitness for exhibition.  If it is determined that film or other program rights have no future programming usefulness, a write-off of the unamortized cost is recorded in technical and operating expense.  Impairment charges of $1,053 and $7,178 were recorded for the years ended December 31, 2010 and 2009.  There were no impairment charges recorded in the year ended December 31, 2008.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision Systems Corporation, our indirect parent, during the periods presented herein.

Results of Operations
The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Years Ended December 31,
	2010		2009
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$916,275	100%	$815,413	100%	$100,862

Operating expenses:
Technical and operating (excluding depreciation and amortization)	289,679	32	245,130	30	(44,549)
Selling, general and administrative	232,473	25	217,663	27	(14,810)
Depreciation and amortization	56,817	6	57,545	7	728
Operating income	337,306	37	295,075	36	42,231
Other income (expense):
Interest expense, net	(73,701)	(8)	(75,568)	(9)	1,867
Loss on derivative contracts	-	-	(3,237)	-	3,237
Miscellaneous, net	(93)	-	329	-	(422)
Income before income taxes	263,512	29	216,599	27	46,913
Income tax expense	(98,515)	(11)	(79,611)	(10)	(18,904)
Net income	$164,997	18%	$136,988	17%	$28,009

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Years Ended December 31,
	2010	2009
	Amount	Amount	Favorable (Unfavorable)

Operating income	$337,306	$295,075	$42,231
Share-based compensation	11,855	10,688	1,167
Depreciation and amortization	56,817	57,545	(728)
AOCF	$405,978	$363,308	$42,670

	Years Ended December 31,
	2009		2008
	Amount	% of Net Revenues	Amount	% of Net Revenues	Favorable (Unfavorable)

Revenues, net	$815,413	100%	$741,482	100%	$73,931

Operating expenses:
Technical and operating (excluding depreciation and amortization)	245,130	30	209,337	28	(35,793)
Selling, general and administrative	217,663	27	207,595	28	(10,068)
Restructuring expense	-	-	92	-	92
Depreciation and amortization	57,545	7	59,276	8	1,731
Operating income	295,075	36	265,182	36	29,893
Other income (expense):
Interest expense, net	(75,568)	(9)	(89,735)	(12)	14,167
Loss on derivative contracts	(3,237)	-	(2,843)	-	(394)
Miscellaneous, net	329	-	(785)	-	1,114
Income before income taxes	216,599	27	171,819	23	44,780
Income tax expense	(79,611)	(10)	(66,414)	(9)	(13,197)
Net income	$136,988	17%	$105,405	14%	$31,583

The following is a reconciliation of operating income to AOCF:

	Years Ended December 31,
	2009	2008
	Amount	Amount	Favorable (Unfavorable)

Operating income	$295,075	$265,182	$29,893
Share-based compensation	10,688	7,934	2,754
Depreciation and amortization	57,545	59,276	(1,731)
Restructuring expense	-	92	(92)
AOCF	$363,308	$332,484	$30,824

Comparison of Year Ended December 31, 2010 Versus Year Ended December 31, 2009

Revenues, net for the year ended December 31, 2010 increased $100,862 (12%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in:
Advertising/sponsorship revenues	$53,550
Affiliation fee revenues	37,363
Other revenues	9,949
$100,862

The increase in advertising/sponsorship revenues for the year ended December 31, 2010 compared to the prior year resulted principally at AMC and WE tv due to higher pricing, and to a lesser extent increases at IFC.  The increase in affiliation fee revenues for the year ended December 31, 2010 compared to the prior year is due to contractual increases in affiliation rates and increases in the number of our subscribers (see table below).  The increase in other revenues for the year ended December 31, 2010 compared to the prior year resulted principally at AMC due to increased foreign licensing revenues and digital download revenues.

	As of December 31,
	2010	2009
Estimated Domestic Subscribers:
AMC (1)	96,400	95,200
WE tv (1)	76,800	74,900
IFC (2)	62,700	50,100
_______________
(1)	Estimated U.S. subscribers as measured by Nielsen Media Research (“Nielsen”).
(2)	Nielsen measurement of IFC subscriber numbers began in December 2010. The 2009 subscriber count is based on internal management reports and represents viewing subscribers.

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of program rights, including those for feature films and non-film programming, participation and residual costs, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2010 increased $44,549 (18%) compared to 2009.  The increase in technical and operating expenses is attributed to the following:

Increase in:
Amortization of program rights and series development/original programming costs	$38,398
Programming related costs	6,151
$44,549

The increase in amortization of programming content costs and series development/original programming costs of $38,398 for the year ended December 31, 2010 compared to the same period in the prior year is due primarily to increased amortization of program rights at AMC and, to a lesser extent WE tv and IFC.  The increase in programming related costs resulted principally from increased presentation, interstitial and formatting related costs.

As a percentage of revenues, technical and operating expenses increased to 32% for the year ended December 31, 2010 as compared to 30% for the year ended December 31, 2009.

There may be significant changes in the level of our expenses from quarter to quarter and/or changes from year to year due to content acquisitions and/or original programming costs.  As additional competition for programming increases from other programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $14,810 (7%) for 2010 as compared to 2009.  The net increase is attributable to the following:

Increase in:
Sales and marketing costs	$8,327
Other general and administrative costs	629
Management fees	2,738
Long-term incentive plan expense allocated from Cablevision	1,949
Share-based compensation expense allocated from Cablevision	1,167
$14,810

The increase in sales and marketing costs of $8,327 is primarily related to an increase in spending for the marketing and promotion of original programming in 2010 compared to 2009 at AMC resulting from an increase in the number of original programming premieres at AMC, partially offset by a decrease in such costs at IFC.  The increase in sales and marketing costs is also due to an increase in advertising sales related expenses at AMC and WE due to increased advertising sales revenues in 2010 compared to 2009.  Management fees increased due to the increased revenues of AMC and WE tv in 2010 compared to 2009.  Pursuant to an agreement with CSC Holdings LLC, a wholly owned subsidiary of Cablevision, American Movie Classics Company LLC ("AMC LLC") and WE: Women’s Entertainment LLC (“WE LLC”) pay a management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.   If the Rainbow Distribution is consummated (see “Other Matters” below), we expect to terminate the agreement pursuant to which CSC Holdings receives a management fee from AMC LLC and WE LLC.

As a percentage of revenues, selling, general and administrative expenses decreased to 25% in 2010 compared to 27% in 2009.

There may be significant changes in the level of our selling, general and administrative expenses from quarter to quarter and year to year due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.

Depreciation and amortization decreased $728 (1%) for 2010 as compared to 2009 due to a decrease in amortization expense of $777 due to certain intangible assets becoming fully amortized in the second quarter of 2009, partially offset by an increase in depreciation expense of $49.

Net interest expense decreased $1,867 (2%) during 2010 compared to 2009. The net decrease was attributable to the following:

Increase (decrease):
Due to higher average interest rates on our indebtedness	$21
Due to lower average debt balances	(1,698)
Due to an increase in interest income	(215)
Other	25
$(1,867)

Loss on derivative contracts was $(3,237) for the year ended December 31, 2009.  The interest rate swap contracts effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.  The interest rate swap contracts matured in November 2009.

Income tax expense of $98,515 for the year ended December 31, 2010 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $1,639, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax expense of $419 for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $79,611 for the year ended December 31, 2009 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $3,316, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax benefit of $2,763 for the impact of a change in the state rate used to determine deferred taxes.

Adjusted operating cash flow increased $42,670 in 2010 compared to 2009 due to an increase in revenues, net of $100,862, partially offset by an increase in technical and operating expense of $44,549 resulting primarily from an increase in amortization of program rights expense and an increase in selling general and administrative expense of $13,643 resulting primarily from an increase in the number of original programming premieres, excluding share-based compensation expense, as further discussed above.

Comparison of Year Ended December 31, 2009 Versus Year Ended December 31, 2008

Revenues, net for the year ended December 31, 2009 increased $73,931 (10%) as compared to revenues for the prior year.  The net increase is attributable to the following:

Increase in:
Advertising/sponsorship revenues	$35,466
Affiliation fee revenues	37,612
Other revenues	853
$73,931

The increase in advertising/sponsorship revenues for the year ended December 31, 2009 compared to the prior year resulted principally from higher units sold at AMC and improved program ratings at WE tv.  The increase in affiliation fee revenues for the year ended December 31, 2009 compared to the prior year is due to increases in affiliation rates and increases in the number of our subscribers (see table below).

	As of December 31,
	2009	2008
Estimated Domestic Subscribers:
AMC (1)	95,200	94,500
WE tv (1)	74,900	72,000
IFC (2)	50,100	48,900
_______________
(1)	Estimated U.S. subscribers as measured by Nielsen Media Research (“Nielsen”).
(2)	The 2009 and 2008 subscriber counts are based on internal management reports and represent viewing subscribers.

Technical and operating expenses include primarily amortization of program rights, including those for feature films and non-film programming, participation and residual costs and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2009 increased $35,793 (17%) compared to 2008.  The increase in technical and operating expenses is attributed to the following:

Increase in:
Amortization of program rights and series development/original programming costs	$33,967
Programming related costs	1,826
$35,793

The increase in amortization of programming content costs and series development/original programming costs for the year ended December 31, 2009 compared to the same period in the prior year is due primarily to increased amortization of non-film program rights at AMC and WE tv.  The increase in programming related costs is due primarily to increased interstitial programming costs and high-definition formatting costs at AMC.

As a percentage of revenues, technical and operating expenses increased to 30% for the year ended December 31, 2009 as compared to 28% for the year ended December 31, 2008.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities. Selling, general and administrative expenses increased $10,068 (5%) for 2009 as compared to 2008.  The net increase is attributable to the following:

Increase (decrease) in:
Sales and marketing costs	$(1,194)
Other general and administrative costs	5,754
Management fees	2,260
Long-term incentive plan expense allocated from Cablevision	494
Share-based compensation expense allocated from Cablevision	2,754
$10,068

The decrease in sales and marketing costs is primarily related to a decrease in marketing and promotion of original programming in 2009 compared to 2008 at IFC, AMC and WE tv, partially offset by an increase in advertising sales related expenses at AMC and WE tv due to increased advertising sales revenues in 2009 compared to 2008.  The increase in other general and administrative costs is due primarily to increased parent company allocations of $4,072 and rent related expenses of $1,830.  Management fees increased due to the increased revenues of AMC and WE tv in 2009 compared to 2008.

As a percentage of revenues, selling, general and administrative expenses decreased to 27% in 2009 compared to 28% in 2008.

Restructuring expense of $92 for the year ended December 31, 2008 represents the allocation of severance charges from the Company’s indirect parent resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments at the parent company for which the costs of such departments are partially allocated to the Company.

Depreciation and amortization decreased $1,731 (3%) for 2009 as compared to 2008 due to a decrease in amortization expense of $1,500 due to certain intangible assets becoming fully amortized in the second quarter of 2009 in addition to a decrease in depreciation of $231 relating to certain fixed assets becoming fully depreciated.

Net interest expense decreased $14,167 (16%) during 2009 compared to 2008. The net decrease was attributable to the following:

Increase (decrease):
Due to lower average interest rates on our indebtedness	$(16,113)
Due to higher average debt balances	711
Due to a decrease in interest income	1,008
Other	227
$(14,167)

Loss on derivative contracts was $(3,237) compared to $(2,843) for the years ended December 31, 2009 and 2008, respectively.  The interest rate swap contracts effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.  The interest rate swap contracts matured in November 2009.

Income tax expense of $79,611 for the year ended December 31, 2009 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $3,316, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax benefit of $2,763 for the impact of a change in the state rate used to determine deferred taxes.

Income tax expense of $66,414 for the year ended December 31, 2008 resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses, a tax expense of $1,706, including accrued interest and the related deferred tax benefits, relating to uncertain tax positions and tax expense of $522 for the impact of a change in the state rate used to determine deferred taxes.

Adjusted operating cash flow increased $30,824 in 2009 compared to 2008 due to an increase in revenues, net of $73,931, partially offset by an increase in technical and operating expense of $35,793 and an increase in selling general and administrative expense of $7,314 in 2009 compared to 2008, excluding share-based compensation expense, as further discussed above.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $284,232 for the year ended December 31, 2010 compared to $238,865 for the year ended December 31, 2009.  The 2010 cash provided by operating activities resulted from $559,307 of income before depreciation and amortization and non-cash items and an increase in cash due to a decrease in net other assets totaling $5,147, partially offset by the acquisition of and payment of obligations relating to program rights totaling $278,221 and deferred carriage fee payments of $2,001.

Net cash provided by operating activities amounted to $238,865 for the year ended December 31, 2009 compared to $122,518 for the year ended December 31, 2008.  The 2009 cash provided by operating activities resulted from $475,960 of income before depreciation and amortization and non-cash items and an increase in cash due to an increase in accounts payable to affiliates of $5,805, partially offset by the acquisition of and payment of obligations relating to program rights totaling $231,350, deferred carriage fee payments of $2,583 and an increase in net other assets totaling $8,967.

Net cash provided by operating activities amounted to $122,518 for the year ended December 31, 2008.  The 2008 cash provided by operating activities resulted from $401,472 of income before depreciation and amortization and non-cash items, partially offset by the acquisition of and payment of obligations relating to program rights totaling $203,916, deferred carriage fee payments of $18,874, an increase in accounts receivable, trade and accounts receivable from affiliates, net of $13,395, and an increase in prepaid expenses and other assets of $20,494, a decrease in accounts payable to affiliates, net of $14,750 and a decrease in net other liabilities totaling $7,525.

Investing Activities

Net cash used in investing activities for the years ended December 31, 2010, 2009 and 2008 was $1,652, $3,004 and $5,119, respectively, which consisted primarily of capital expenditures for the purchase of technical equipment for the transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $228,803 for the year ended December 31, 2010 compared to $224,688 for the year ended December 31, 2009.  In 2010, financing activities consisted of capital distributions to our parent of $123,000, repayment of credit facility debt of $105,000 and principal payments on capital leases of $803.

Net cash used in financing activities amounted to $224,688 for the year ended December 31, 2009 compared to $155,889 for the year ended December 31, 2008.  In 2009, financing activities consisted of capital distributions to our parent of $104,000, repayment of credit facility debt of $120,000 and principal payments on capital leases of $688.

Net cash used in financing activities amounted to $155,889 for the year ended December 31, 2008.  In 2008, financing activities consisted of capital distributions to our parent of $352,250, repayment of credit facility debt of $76,000, payment of financing costs of $2,941 associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $698, partially offset by proceeds from credit facility debt of $276,000.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for each of the three years ended December 31, 2010, 2009 and 2008.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include:  our debt service and the net funding and investment requirements of other programming services that we do not own.  In connection with the proposed distribution of Rainbow Media Holdings LLC (“RMH”) from Cablevision announced on December 16, 2010 (see below), we are no longer funding the operations of those businesses that will not be part of the distribution.  We currently expect our net funding and investment requirements for the next twelve months, including term loan repayments aggregating $50,000, will be met with one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under credit facilities.  Our decision as to the use of cash on hand, cash generated from operating activities and borrowings under our bank credit facilities will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, we will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements or make distributions to CSC Holdings or other Rainbow businesses that we do not own.  We have accessed the debt markets for significant amounts of capital in the past and may do so in the future. During the year ended December 31, 2010, we distributed $123,000 to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to fund certain other programming services that we do not own.

We have assessed the implications of the volatility in the capital and credit markets on our ability to meet our net funding and investment requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

The following table summarizes our outstanding debt, including capital lease obligations, interest expense and capital expenditures as of and for the year ended December 31, 2010:

Credit facility	$475,000
Capital lease obligations	14,854
Senior notes	299,552
Senior subordinated notes	324,071
Total debt	$1,113,477

Interest expense	$74,190
Capital expenditures	$1,332

Total amounts payable by the Company in connection with its outstanding obligations during the five years subsequent to December 31, 2010 and thereafter, including capital leases with affiliates and non-affiliates and related interest, as of December 31, 2010 are as follows:

Years Ending December 31,

2011	$52,417
2012	402,481
2013	327,481
2014	327,481
2015	2,481
Thereafter	10,229
Total	$1,122,570

Debt Financing Agreements

We have an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  Terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at December 31, 2010.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $425,000 and $50,000, respectively, at December 31, 2010.  At December 31, 2010, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.26%.  As of December 31, 2010, $50,000 of the revolving credit facility was drawn and we had $530,000 in total undrawn revolver commitments consisting of $250,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  The borrowings under the Credit Facility may be repaid without penalty at any time.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by RPH, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $12,500 in 2011 and 2012 and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.  Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of December 31, 2010.

As of December 31, 2010, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Other Matters

Proposed Distribution of Rainbow Media Holdings

On December 16, 2010, Cablevision announced that Cablevision’s Board of Directors  authorized Cablevision's management to move forward with the leveraged spin-off of Rainbow Media Holdings to Cablevision's stockholders (the "Rainbow Distribution"). The Rainbow Distribution would be structured as a tax-free pro rata distribution to stockholders of Cablevision and is expected to be completed by mid-year 2011, subject to necessary approvals.  As part of the Rainbow Distribution, a refinancing of what will be the new Rainbow Media Holdings would create new debt, a portion of which would be used to repay all outstanding Company debt and approximately $1,250,000 of Cablevision and/or CSC Holdings, LLC debt. It is anticipated that the Rainbow Distribution would be in the form of a pro rata distribution to all stockholders of Cablevision, with holders of Cablevision New York Group (“CNYG”) Class A common stock receiving Class A shares in Rainbow Media Holdings and holders of CNYG Class B common stock receiving Class B shares in Rainbow Media Holdings. Both Cablevision and Rainbow Media Holdings would continue to be controlled by the Dolan family through their ownership of Class B shares.

The new Rainbow Media Holdings' business will include:

•	The Company’s national programming networks, including AMC, WE tv and IFC, and other national programming networks of Rainbow Media Holdings, including Sundance Channel;
•	IFC Entertainment, an independent film business that consists of multiple brands – including IFC Films, IFC Productions and the IFC Center; and
•	Rainbow Network Communications, a full service network programming origination and distribution company, delivering programming to the cable, satellite and broadcast industries.

Completion of the Rainbow Distribution is subject to a number of external conditions, including receipt of a private letter ruling from the Internal Revenue Service (“IRS”), the filing and effectiveness of a Form 10 with the Securities and Exchange Commission and the finalization of the terms and conditions of the required financing, as well as final approval by Cablevision's Board of Directors. In late November 2010, Cablevision submitted a private letter ruling request to the IRS.

Revolving Credit Facility

From January 1, 2011 through February 18, 2011, we repaid $20,000 of our outstanding balance under our revolving credit facility of $50,000 at December 31, 2010.  Amounts outstanding under the revolving credit facility at December 31, 2010 have been classified in the consolidated balance sheet as long-term as the amounts are not due until maturity on June 30, 2012.

Contractual Obligations and Off Balance Sheet Commitments

The Company's contractual obligations to affiliates and non-affiliates as of December 31, 2010, which consist primarily of our debt obligations, and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations (1)	$192,328	$76,930	$30,160	$28,025	$57,213	$-
Operating lease obligations (2)	2,315	1,038	1,197	80	-	-
Guarantees	359	359	-	-	-	-
	195,002	78,327	31,357	28,105	57,213	-
Contractual obligations reflected on the balance sheet:
Debt obligations (3)	1,100,000	50,000	725,000	325,000	-	-
Program rights obligations	444,174	108,477	183,687	105,274	46,736	-
Capital lease obligations (4)	22,570	2,417	4,962	4,962	10,229	-
Contract obligations (5)	4,109	2,796	1,177	136	-	-
Taxes (6)	12,813	2,474	-	-	-	10,339
	1,583,666	166,164	914,826	435,372	56,965	10,339
Total	$1,778,668	$224,491	$966,183	$463,477	$114,178	$10,339

See note 6 to our consolidated financial statements for a discussion of our long-term debt.  See note 9 to our consolidated financial statements for a discussion of our leases.  See note 2 to our consolidated financial statements for a discussion of our program rights obligations.

(1)
Purchase obligation amounts not reflected on the balance sheet consist primarily of (i) long-term program rights obligations that have not yet met the criteria to be recorded in the balance sheet and (ii) long-term transmission service commitments.

(2)	Operating lease commitments represent future minimum payment obligations on various long-term, noncancelable leases for office space and office equipment.
(3)	Includes future payments due on the Company's (i) credit facility debt, (ii) senior notes and (iii) senior subordinated notes (excludes interest payments).
(4)	Amount above reflects the face amount of capital lease obligations, including related interest.
(5)	This amount represents primarily long-term program rights obligations to affiliates and additional annual required payments relating to the acquisitions of film web site businesses in 2008 and 2009.
(6)	This amount represents tax liabilities, including accrued interest, relating to uncertain tax positions.

Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.  There were no outstanding interest rate swap contracts as of December 31, 2010.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our consolidated balance sheets, with changes in value reflected in the consolidated statements of income.

As of December 31, 2010, we have $1,098,623 of debt outstanding, of which $475,000 outstanding under our Credit Facility is subject to variable interest rates.  The effect of a hypothetical 100 basis point increase in interest rates prevailing at December 31, 2010 could have an adverse affect on our annual interest expense of approximately $5,000.

Fair Value of Debt

Based on the level of interest rates prevailing at December 31, 2010, the fair value of our fixed rate debt of $637,938 was more than its carrying value of $623,623 by $14,315.  The fair value of these financial instruments is estimated based on reference to quoted market prices for these or comparable securities.  The effect of a hypothetical 100 basis point decrease in interest rates prevailing at December 31, 2010 would increase the estimated fair value of our fixed rate debt by approximately $6,800 to $644,738.  This estimate is based on the assumption of an immediate and parallel shift in interest rates across all maturities.

Our floating rate borrowings bear interest in reference to current LIBOR-based market rates and thus their carrying values approximate fair value.

Recently Issued Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2010-28, Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.  ASU No. 2010-28 modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist.  ASU No. 2010-28 will be effective for the Company on January 1, 2011.  Early adoption is not permitted.  The adoption of ASU No. 2010-28 will have no impact on our financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  ASU No. 2010-06 outlines certain new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Accounting Standards Codification (“ASC”) Topic 820-10.  ASU No. 2010-06 amends ASC Topic 820-10 to now require that (a) a reporting entity disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; and (b) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements.  In addition, ASU No. 2010-06 clarifies existing disclosures on (a) how a reporting entity should provide fair value measurement disclosures for each class of assets and liabilities, and (b) how a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.  ASU No. 2010-06 became effective in 2010, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  These disclosures will be effective in the first quarter of 2011.  We will provide the additional required disclosures pursuant to the guidance under ASU No. 2010-06 when applicable.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term "fair value" in the revenue allocation guidance with the term "selling price" to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted on a prospective basis to revenue arrangements entered into or materially modified on or after January 1, 2011.

Rainbow National Services LLC and Subsidiaries
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at Beginning of Period	Provision for Bad Debt	Deductions/Write-Offs and Other Charges		Balance at End of Period
Year Ended December 31, 2010
Allowance for doubtful accounts	$711	$296	$(509	)*	$498

Year Ended December 31, 2009
Allowance for doubtful accounts	$667	$901	$(857	)*	$711

Year Ended December 31, 2008
Allowance for doubtful accounts	$1,639	$946	$(1,918	)*	$667

*  Amounts in 2010 and 2009 represent primarily the write-off of trade receivables following the filing of bankruptcy of certain advertisers and a cable operator.  Amounts in 2008 represent primarily the write-off of trade receivables from a cable system operator that had previously been fully reserved and the write-off of certain uncollectible advertising receivables.